Exhibit 99.1

DIRTT Announces Closing of Rights Offering

CALGARY, Alberta, January 9, 2024 (GLOBE NEWSWIRE) -- DIRTT Environmental Solutions Ltd. (“DIRTT” or the “Company”) (TSX: DRT; OTC: DRTTF), a leader in industrialized construction, announced today the successful completion of its previously announced rights offering to its common shareholders for aggregate gross proceeds of C$30,000,000 (the “Rights Offering”). The Rights Offering expired at 5:00 p.m. (Eastern time) on January 5, 2024.

Under the Rights Offering, DIRTT issued 85,714,285 common shares of the Company (“Common Shares”) at a price of C$0.35 per whole Common Share for aggregate gross proceeds of C$30,000,000. Each right distributed under the Rights Offering (each, a "Right") entitled eligible holders to subscribe for 0.81790023 Common Shares, exercisable for whole Common Shares only, meaning 1.22264301 Rights were required to purchase one Common Share (the "Basic Subscription Privilege").

In accordance with applicable law, the Rights Offering included an additional subscription privilege (the "Additional Subscription Privilege") under which eligible holders of Rights who fully exercised the Rights issued to them under their Basic Subscription Privilege were entitled to subscribe for additional Common Shares, on a pro rata basis, that were not otherwise subscribed for under the Basic Subscription Privilege.

DIRTT issued an aggregate of 67,379,471 Common Shares pursuant to the Basic Subscription Privilege and 18,334,814 Common Shares pursuant to the Additional Subscription Privilege. As a result of the Common Shares issued under the Basic Subscription Privilege and Additional Subscription Privilege, no Common Shares were available for issuance pursuant to the standby commitment provided by 22NW Fund, LP, 726 BC LLC, 726 BF LLC and WWT Opportunity #1 LLC (collectively, the "Standby Purchasers") under a standby purchase agreement with the Company (the "Standby Purchase Agreement").

To the knowledge of the Company after reasonable inquiry, directors, officers and other insiders of the Company before the Rights Offering (including the Standby Purchasers), as a group, acquired approximately 47,552,815 Common Shares under the Basic Subscription Privilege and 13,821,838 Common Shares under the Additional Subscription Privilege for an aggregate of approximately 61,374,653 Common Shares acquired under the Rights Offering, representing total subscription proceeds of approximately C$21,481,128.55. To the knowledge of the Company, after reasonable inquiry, no person that was not an insider of DIRTT before the Rights Offering became an insider as a result of the distribution of Common Shares under the Rights Offering.

To the knowledge of the Company after reasonable inquiry, all other persons, as a group, acquired approximately 19,826,656 Common Shares under the Basic Subscription Privilege and 4,512,976 Common Shares under the Additional Subscription Privilege for an aggregate of approximately 24,339,632 Common Shares acquired under the Rights Offering, representing total subscription proceeds of approximately C$8,518,871.20.

As of the closing date of the Rights Offering, there were 191,091,952 Common Shares issued and outstanding.

No fees or commissions were paid in connection with the solicitation of the exercise of Rights under the Rights Offering; however, DIRTT will reimburse the Standby Purchasers for their reasonable expenses in connection with the Standby Purchase Agreement up to a maximum of C$30,000 per Standby Purchaser.

The Rights Offering and the Standby Purchase Agreement may be considered "related party transactions" under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions ("MI 61-101"). The Rights Offering, including the Standby Purchase Agreement, is exempt from the requirements of MI 61-101, pursuant to section 5.1(k) of MI 61-101.

A registration statement on Form S-1 (File No. 333-275172) relating to the Rights Offering was filed with and declared effective by the U.S. Securities and Exchange Commission (the “SEC”), and an additional registration statement (File No. 333-276147) was filed pursuant to Rule 462(b) under the U.S. Securities Act of 1933, which automatically became effective upon filing. The Rights Offering was made only by means of a prospectus, copies of which can be accessed through the SEC’s website at www.sec.gov. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

ABOUT DIRTT

DIRTT is a leader in industrialized construction. DIRTT’s system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule, and outcomes. DIRTT’s interior construction solutions are designed to be highly flexible and adaptable, enabling organizations to easily reconfigure their spaces as their needs evolve. Headquartered in Calgary, AB Canada, DIRTT trades on the Toronto Stock Exchange under the symbol “DRT”.

FOR FURTHER INFORMATION, PLEASE CONTACT

DIRTT Investor Relations at ir@dirtt.com